VICON INDUSTRIES, INC.
                                89 Arkay Drive
                             Hauppauge, NY   11788
                             (631) 952-2288 (CCTV)

                   Notice of Annual Meeting of Shareholders
                            To Be Held on April 26, 2001

To the Shareholders of Vicon Industries, Inc.

      Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on April 26, 2001 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

      1.    To elect two directors for terms expiring in 2004; and

      2. To ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 2001; and

      3. To receive the reports of officers and to transact such other business as may properly come before the meeting.

      Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on March 2, 2001 fixed by action of the Board of Directors.

      The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 2000 is included with the proxy statement.

                                 By Order of the Board of Directors,




Hauppauge, New York              Arthur D. Roche
March 2, 2001                    Secretary






------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT
                            ----------------------
You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.
------------------------------------------------------------------------------

           PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
                     SOLICITATION AND REVOCATION OF PROXY

      The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on April 26, 2001 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

      Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                          PURPOSES OF ANNUAL MEETING

      The Annual Meeting has been called for the purposes of electing two directors whose term of office expires in 2004; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

      The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose term of office expires in 2004 and FOR ratification of the selection of auditors.

                            SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 2001, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

      This proxy statement and the enclosed proxy card are being furnished to shareholders on or about March 10, 2001.

                        VOTING SECURITIES

      The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on March 2, 2001. As of March 2, 2001, there were 4,646,081 shares outstanding.

      The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under New York law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

      Concerning the ratification of independent auditors and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors and all other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

      Proxies solicited hereby will be returned to the Board and will be tabulated by inspectors of election designated by the Board of Directors.

  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


      The following table sets forth information as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's outstanding Common Stock as of January 26, 2001 and the shares beneficially owned by the Company's Executive Officers and Directors and by all Executive Officers and Directors as a group.

Name and Address            Number of Shares             Percent
of Beneficial Owner         Beneficially Owned (1)       of Class

CBC Co., Ltd.
  And Affiliates
  2-15-13 Tsukishima
  Chuo-ku
  Tokyo, Japan 104                     543,715           11.4%

Dimensional Fund Advisors
  1299 Ocean Avenue
  Santa Monica, CA   90401             320,600 (8)        6.8%

------------------------------------------------------------------------------


C/O Vicon Industries, Inc.

Kenneth M. Darby                  250,092              5.3%
Chu S. Chun                       204,507 (2)          4.3%
Arthur D. Roche                   144,654 (3)          3.0%
W. Gregory Robertson               19,025 (4)             *
Kazuyoshi Sudo                     16,125 (5)             *
Milton F. Gidge                    16,825 (5)             *
Peter F. Neumann                   15,125 (6)             *

Total all Executive Officers
  and Directors as a
  group (8 persons)               666,353 (7)         14.0%

*     Less than 1%.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of the stock owned.
(2) Mr. Chun has voting and dispositive power over 204,507 shares but disclaims beneficial ownership as to all but 48,400 shares. 100,707 shares are owned by the International
      Industries, Inc. Profit Sharing Plan and 55,400 shares are owned by immediate family members.
(3) Includes 50,000 shares held by Mr. Roche's wife and 15,000 shares held by their children.

(4)   Includes currently exercisable options to purchase 12,125 shares.
(5)   Includes currently exercisable options to purchase 7,125 shares.
(6)   Includes currently exercisable options to purchase 6,250 shares.
(7)   Includes currently exercisable options to purchase 32,625 shares.
(8) Dimensional Fund Advisors had voting and investment control over 320,600 shares as investment advisor and manager for various mutual funds and other clients. These shares are beneficially owned by such mutual funds or other clients.

                PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                      PROPOSAL 1. ELECTION OF DIRECTORS


      Pursuant to a resolution of the Board of Directors adopted on November 16, 2000, the number of Board members will be reduced to six directors as of the Annual Meeting. The Board will then be comprised of six directors: two whose terms expire in 2002; two directors whose terms expire in 2003; and two directors to be elected for a term expiring in 2004. Directors serve for a term of three years or until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

      The nominees proposed for election to a term expiring in 2004 at the Annual Meeting are Mr. Milton F. Gidge and Mr. W. Gregory Robertson. In the event that either such nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy. The Board of Directors has no reason to believe that either person named will be unable or unwilling to serve. Mr. Chu S. Chun, a member of the Board since 1998, will not stand for reelection after the expiration of his current term on April 26, 2001.

      Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominees named in the Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
            OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominee and Continuing Directors

      The following sets forth the name of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and Their                     Director
Principal Occupations                 Since               Age
------------------------------------------------------------------------------

Milton F. Gidge
 Retired Director and Executive
 Lincoln Savings Bank                 1987                 71

W. Gregory Robertson
 President
 TM Capital Corp.                     1991                 57




Continuing Directors whose Term of Office Expires in 2002
------------------------------------------------------------------------------

Kenneth M. Darby
 Chairman and CEO
 Vicon Industries, Inc.               1987                 55

Arthur D. Roche
 Retired Executive Vice President
 Vicon Industries, Inc.
 Retired Partner
 Arthur Andersen & Co.                1992                 62

Continuing Directors whose Term of Office Expires in 2003
------------------------------------------------------------------------------

Peter F. Neumann
 Retired President
 Flynn-Neumann Agency, Inc.           1987                 66

Kazuyoshi Sudo
 Chief Executive Officer
 CBC (AMERICA) Corp.                  1987                 58


      Mr. Gidge is a retired director and executive officer of Lincoln Savings Bank for which he served from 1976 to 1994 as Chairman, Credit Policy. He has also been a director since 1980 of Interboro Mutual Indemnity Insurance Co., a general casualty insurance company, and a director of Intervest Bancshares Corporation, a regional bank holding company. His current term on the Board ends in April 2001.

      Mr. Robertson is President of TM Capital Corporation, a financial services company, which he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance. He has also been a director since 1995 of Todhunter International, a producer of spirits for the alcohol beverage industry. Mr. Robertson's current term on the Board ends in April 2001.

      Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm. Mr. Darby's current term on the Board ends in April 2002.

      Mr. Roche served as Executive Vice President, Chief Financial Officer and co-participant in the Office of the President of the Company from August 1993 until his retirement in November 1999. For the six months earlier, Mr. Roche provided consulting services to the Company. In October, 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960. His current term on the Board ends in April 2002.

      Mr. Neumann is the retired President of Flynn-Neumann Agency, Inc., an insurance brokerage firm. Mr. Neumann's current term on the Board ends in April 2003.

      Mr. Sudo is Chief Executive Officer of CBC (America) Corp., a distributor of electronic, chemical and optical products. From 1981 to 1996, he was Treasurer of such company. He has also been a director of CBC Co., Ltd. since 1997. Mr. Sudo's current term on the Board ends in April 2003.

               MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

      The Board of Directors has a number of committees including the executive committee, the compensation committee, the audit committee and the nominating committee.

      The executive committee consists of Messrs. Darby (Chairman), Gidge, Neumann, and Roche. The committee meets in special situations when the full Board cannot be convened. The Committee met once during the past fiscal year.

      The compensation committee consists of Messrs. Neumann (Chairman), Gidge, Robertson and Roche, all of whom are non-employee directors. The function of the compensation committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the CEO with respect to the compensation of all other officers. The Committee met three times during the last fiscal year.

      The audit committee consists of Messrs. Gidge (Chairman), Robertson, Roche and Sudo, all of whom are independent directors except Mr. Roche. Mr. Roche retired from the Company in November 1999 and was appointed to the audit committee in April 2000. The Board of Directors determined that the appointment of Mr. Roche, although a former officer of the Company, was in the best interests of shareholders and the Company given the extensive financial experience Mr. Roche brings to the deliberations of the audit committee. Such experience is described on page 7 herein. In April 2000, the Board of Directors adopted a written charter for the audit committee, a copy of which is included as Appendix A. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time. The committee met four times during the last fiscal year.

     The nominating committee, which was formed in May 2000, consists of Messrs. Roche (Chairman), Gidge and Neumann. The committee considers candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skillsand experience to the deliberations of the Board. The Board will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 1, 2001 to the Company's principal executive offices and are addressed to the Chairman of the nominating committee. The committee did not meet during the last fiscal year.

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

      The Board of Directors held eight meetings in the Company's 2000 fiscal year, including all regularly scheduled and annual meetings. With the exception of Mr. Chun, who did not attend any board meetings during the fiscal year, no other Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

      The directors are each compensated at the annual rate of $10,000 based on the attendance at the six scheduled meetings a year. Committee fees are $750 per meeting attended in person. Employee directors are not compensated for Board or committee meetings. Directors may not stand for reelection after 70, except that any director may serve one additional three year term after age 70 with the unanimous consent of the Board of Directors.

Certain Relationships and Company-Related Transactions

      The Company and CBC Co., Ltd. (CBC), a Japanese corporation which beneficially owns 11.4% of the outstanding shares of the Company, have been conducting business with each other for approximately twenty-one years. During this period, CBC has served as a lender, a product supplier and sourcing agent, and a private label reseller of the Company's products. In past years, CBC provided a significant amount of funding to the Company in the form of extended accounts payable related to product purchases. CBC has also acted as the Company's sourcing agent for the purchase of certain video products. In 2000, the Company purchased approximately $4.4 million of video products from or through CBC. CBC has the exclusive right to sell Vicon brand products in Japan and competes with the Company in various markets, principally in the sale of video products and systems. Sales of all products to CBC were $303,000 in 2000. Mr. Kazuyoshi Sudo, a director of the Company and of CBC, is Chief Executive Officer of CBC (America) Corp., a U.S. subsidiary of CBC.

      Mr. Chu S. Chun, a director who has beneficial voting control over 4.3% of the common stock of the Company, also beneficially owns a controlling interest in Chun Shin Electronics, Inc., (CSE), a South Korean public company that manufactures certain of the Company's proprietary products. CSE also sells various security products, including the Company's products, principally within the South Korean market. Mr. Chun is the President and a principal stockholder of CSE. As of September 30, 2000, the Company owned 19% of CSE's shares. In 2000, CSE sold approximately $5.0 million of products to the Company through International Industries, Inc. (I.I.I.), a U.S. based company controlled by Mr. Chun. I.I.I. arranges the importation of all the Company's product purchases from CSE. In addition, I.I.I. purchased approximately $663,000 of products directly from the Company during 2000 for resale to CSE.



Report of the Audit Committee

      The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. A copy of the committee's charter is included as Appendix A to this Proxy Statement.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2000. Additionally, the committee has reviewed with management the Company's unaudited interim financial statements as of and for the end of each fiscal quarter. Prior to the adoption of the committee's charter, such reviews and discussions generally occurred in meetings of the Company's Board of Directors. Since the adoption of the committee's charter, such discussion with management and the independent auditors have occurred prior to issuance of news releases reporting quarterly results.

      The committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of American Institute of Certified Public Accountants.

      The committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, and discussed with the auditor's their firm's independence.

      Based on the reviews and discussions referred to above, the committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.


Submitted by the Audit Committee,
Milton F. Gidge, Chairman               Arthur D. Roche
W. Gregory Robertson                    Kazuyoshi Sudo

                              OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has four other officers. They are:

Henry B. Murray, age 51        Executive Vice President

John M. Badke, age 41          Vice President, Finance and
                               Chief Financial Officer

Peter A. Horn, age 45          Vice President, Operations

Yacov A. Pshtissky, age 49     Vice President, Technology
                               and Development

      Mr. Murray joined the Company in March 2000 as Executive Vice President. From 1999 to 2000, he served as Vice President of Ultrak, Inc., where he was responsible for CCTV and access control sales in North and South America. From 1997 to 1999, he was the Chief Executive Officer of Monitor Dynamics, Inc., an access control company. From 1993 to 1997, he served as Vice President of Control Systems International (CSI), a supplier and manufacturer of electronic control systems.

      Mr. Badke has been Chief Financial Officer since December 1999 and Vice President, Finance since October 1998. Previously, he served as Controller since joining the Company in 1992. Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

      Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance. Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

      Mr. Pshtissky has been Vice President, Technology and Development since May 1990. Mr. Pshtissky was Director of Electrical Product Development from March 1988 through April 1990. Prior to that time he was an Electrical Design Engineer.

                                  EXECUTIVE COMPENSATION


     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during 2000, 1999 and 1998 by the Chief Executive Officer and the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during any such year.

                          SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                                                    ----------------------------------
                                                                            Awards             Payouts
                                                                    ------------------------   -------
                     Annual Compensation                            Restricted    Securities
Name and                                              All Other        Stock      Underlying    LTIP
Principal Position  Year   Salary ($)   Bonus ($)    Compensation      Award      Options(#)    Payouts
------------------  ----   ---------   ------------  ------------    ------------ ----------    -------
Kenneth M. Darby    2000    $285,000   $ 42,271 (1)  $  3,000 (6)    $ 50,813 (7)   -            -
Chief Executive     1999     275,000    261,690 (4)     3,000 (6)     111,814 (7)   -            -
Officer             1998     225,000    297,525 (5)     3,000 (6)     344,640 (7)   -            -

Henry B. Murray     2000    $100,000   $ 40,000 (2)       -              -          -            -
Executive           1999        -          -              -              -          -            -
Vice President      1998        -          -              -              -          -            -

Arthur D. Roche     2000    $ 29,769    $ 5,058 (3)       -              -          -            -
Executive           1999     180,000    140,910 (4)       -              -          -            -
Vice President      1998     170,000    160,206 (5)       -              -          -            -


(1) Represents cash bonus based on certain performance measures, including the Company's profitability, which was adopted by the Board of Directors upon the recommendation of its Compensation Committee.

(2)   Represents minimum guaranteed bonus for fiscal
      2000.

(3) Represents cash bonus equal to 1.75% of the sum of consolidated pre-tax income and provision for officers' bonuses pro-rated for the two-month period of employment as Executive Vice President. Such bonus formula was adopted for 2000 by the Board of Directors upon the recommendation of its Compensation Committee.

(4) Represents cash bonus equal to 3.25% and 1.75% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for 1999 by the Board of Directors upon the recommendation of its Compensation Committee.

(5) Represents cash bonus equal to 4.55% and 2.45% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for 1998 by the Board of Directors upon the recommendation of its Compensation Committee.

(6)   Represents life insurance policy payment.

(7) Represents deferred compensation benefit of 8,130, 16,565 and 45,952 shares of Common Stock awarded in 2000, 1999 and 1998, respectively, which are being held by the Company in Treasury and which vest upon the expiration of Mr. Darby's employment agreement in October 2004, or earlier upon certain occurrences including his death, involuntary termination or a change in control of the Company. The value of such stock is based on the fair market value on the date of grant. At September 30, 2000, the quoted market value of such shares approximated $26,000, $54,000 and $149,000, respectively, for the 2000, 1999 and 1998 awards. No dividends can be paid on such shares.




                            OPTION GRANTS IN LAST FISCAL YEAR

                                                                  Potential Realizable
                             Individual Grants                      Value at Assumed
                 ----------------------------------------------   Annual Rates of Stock
                            % of Total                             Price Appreciation
                  No. of    Granted to    Exercise                  for Option Term
                 Options    Employees in    Price    Expiration   ---------------------
Name             Granted    Fiscal Year   Per Share     Date          5%          10%
----             -------    -----------   ---------  ----------       --          ---
Kenneth M. Darby  21,539        17%         3.1800      5/06       $23,300     $ 53,000
Henry B. Murray   50,000        39%         3.9375      3/06       $67,000     $151,900



 Options granted in the year ended September 30, 2000 were issued under the 1999 Incentive Stock Option Plan and the 1999 Non-Qualified Stock Option Plan. The options granted above are exercisable as follows: up to 30% of the shares on the second anniversary of the grant date, an additional 30% of the shares on the third anniversary of the grant date, and the balance of the shares on the fourth anniversary of the grant date, except that no option is exercisable after the expiration of six years from the date of grant.


                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES

                                                   At September 30, 2000
                                                   ---------------------
                                                 Number of
                                                 Securities     Value of
                                                 Underlying    Unexercised
                                                Unexercised   In-the-money
                                                 Options       Options (2)
                     Shares                     -----------   ------------
                    Acquired       Value        Exercisable/  Exercisable/
     Name          On Exercise  Realized (1)   Unexercisable Unexercisable
     ----          -----------  ------------   ------------- -------------
Kenneth M. Darby       -0-          -0-         -0-/21,539     -0-/$1,508

Henry B. Murray        -0-          -0-         -0-/50,000     -0-/-0-


(1) Calculated based on the difference between the closing quoted market prices per share at the dates of exercise and the exercise prices.

(2) Calculated based on the difference between the closing quoted market price ($3.25) and the exercise price.

                            Employment Agreements

      Mr. Darby has entered into an employment agreement with the Company that provides for an annual salary of $285,000 through fiscal 2004. This agreement provides for payment in an amount up to three times his average annual compensation for the previous five years if there is a change in control of the Company without Board of Director approval (as defined in the agreement). In addition, Mr. Darby is eligible to receive a cash bonus based on certain performance measures, including the Company's profitability, which was adopted by the Board of Directors upon the recommendation of its Compensation Committee.


Report of the Compensation Committee

      The Compensation Committee's compensation policies applicable to the Company's officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

      Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area for similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. The Company also has established an incentive compensation plan for all of the officers, which provides a specified bonus to each officer based upon, among other things, the Company's achievement of certain annual profitability targets.

      The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officers to the performance of the Company.

      In addition, in determining Mr. Darby's salary for service as Chief Executive Officer, the Committee considered the responsibility assumed by him in formulating and implementing a management and long-term strategic plan.


Submitted by the Compensation Committee
Peter F. Neumann, Chairman                 W. Gregory Robertson
Milton F. Gidge                            Arthur D. Roche

                        STOCK PERFORMANCE GRAPH

     The following graph compares the return of $100 invested in the Company's stock on October 1, 1995, with the cumulative total return on the same investment in the AMEX U.S. Market Index and the AMEX Technology Index. Such published indexes were obtained from the University of Chicago Center for Research in Securities Prices.




        COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN BETWEEN
         VICON INDUSTRIES, INC. AND THE AMEX U.S. MARKET INDEX
                     AND THE AMEX TECHNOLOGY INDEX

(The following table is to be represented by a chart in the printed material)



                  Vicon             AMEX U.S.         AMEX Technology
      Date      Industries, Inc.   Market Index            Index


    10/01/95         100               100                  100
    10/01/96         133               102                   91
    10/01/97         447               128                  100
    10/01/98         380               120                  121
    10/01/99         373               155                  206
    10/01/00         173               191                  241

      * Fiscal years ended September 30th.



                        INSERT GRAPH IN PLACE OF NUMBERS ABOVE.

              PROPOSAL 2. APPROVAL OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed KPMG LLP as auditors for the fiscal year ending September 30, 2001, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG LLP, an internationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973.

      KPMG LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions. KPMG LLP has provided no services other than audit and tax services in connection with the examination of the Company's financial statements. The Board of Directors of the Company recommends that you vote in favor of the selection of KPMG LLP as the Company's auditors.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG LLP as the independent auditors of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.


                                 MISCELLANEOUS

      Solicitation of proxies is being made by mail and may also be made in person or by telephone or fax by officers, directors and regular employees of the Company.

      The cost of the solicitation will be borne by the Company.


                                    By order of the Board of Directors



Hauppauge, New York          Arthur D. Roche
March 2, 2001                Secretary